                                                                     EXHIBIT 99


PRESS RELEASE


              AMSURG SECOND-QUARTER EARNINGS INCREASE 29% TO $0.36


NASHVILLE, Tenn. (July 22, 2003) - Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (Nasdaq: AMSG), today announced financial results for the second quarter and first six months of 2003. Revenues for the second quarter, which ended June 30, 2003, increased 20% to $74,247,000 from $61,713,000 for the second quarter of 2002. Net earnings for the quarter increased 25% to $7,337,000 from $5,888,000 for the second quarter last year. Net earnings per diluted share were $0.36 for the second quarter of 2003, up 29% from $0.28 for the second quarter of 2002.

     Revenues for the first six months of 2003 rose 21% to $145,307,000 from $120,003,000 for the first six months of 2002. Net earnings for the first half of 2003 increased 27% to $14,340,000, or $0.70 per diluted share, from $11,260,000, or $0.55 per diluted share, for the comparable period in 2002.

     Mr. McDonald commented, "We are pleased that AmSurg's second-quarter financial results extended our five-and-a-half-year record of producing increased revenue and net earnings every quarter, as well as positive comparable-quarter same-center revenue growth. AmSurg's revenue growth for the second quarter reflected the expansion in the number of the Company's centers in operation to 107 at the end of the second quarter from 97 at the same time in 2002. During the second quarter, we added one center to our total of de novo centers under development, giving us 12 at June 30, 2003. We are excited about the operational growth opportunities over the next 18 months that this strong base of de novo centers under development represents. We also completed the second quarter with five centers under letter of intent. Shortly after the end of the second quarter, we consummated the acquisitions of two of these centers under letter of intent, one of which is a large center that, like the center acquired in the first quarter of 2003, generates revenues approximately three times the size of our average surgery center. Because of the combined size and timing of these transactions, we expect these three acquisitions alone will enable us to exceed our acquisition revenue target for 2003.

     "Our centers experienced 6% same-center revenue growth for the quarter and 7% year-to-date. The growth rate for the second quarter, while measured against a strong same-center growth rate of 13% for the second quarter last year, was below our guidance. Although there are 94 centers in our same-center group, the vast majority of this lower same-center growth rate is attributable to only seven centers that are experiencing physician transition issues. Each of these centers remains profitable, and we expect their growth rates to improve over the next 12 months. At these particular


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AMSG Reports Second-Quarter Results
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July 22, 2003


centers, which are geographically dispersed, one or more physicians left their respective physician partnership for unrelated reasons. For most of these centers, the related physician partnership is actively recruiting replacement physicians, who we anticipate will utilize the respective center. Although we experience these types of doctor transitions from time to time, it is unusual that this number would occur concurrently.

     "Due to the fact that we have exceeded our expected acquisition revenues year-to-date, we are reconfirming our guidance for revenues of $300 to $310 million and earnings per diluted share of $1.44 to $1.48 for 2003. We are modifying our same-center revenue projections for the remainder of the year to 6% to 8% and would expect to return to our previous guidance for same-center growth for 2004 of 7% to 9%.

     "AmSurg also continued to produce significant cash flow from operations, totaling $9.4 million for the quarter, which was used primarily to repay long-term debt. During the second quarter, we repurchased $21.2 million, or 845,200 shares, of the Company's common stock under AmSurg's $25 million stock repurchase program. Primarily because of borrowings related to this program, we completed the second quarter with long-term debt of $45.4 million, cash and cash equivalents of $13.0 million and shareholders' equity of $211.3 million. We remain confident that our anticipated cash flow, combined with cash on hand and available through our credit facility, will be sufficient to finance our expansion plans."

     The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg's achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.

     In January 2003, the Medicare Payment Advisory Commission (MedPAC) voted to recommend that the reimbursement for procedures performed in surgery centers be no higher than the reimbursement rate for the same procedures performed in hospital outpatient departments. Also in January 2003, the Office of Inspector General issued a report that included a similar recommendation. The current proposed Medicare reform bills do not include these recommendations; however, there can be no assurance that Congress will not include the MedPAC recommendations in final legislation. If these recommendations were to be implemented, the Company believes that its annual revenues would be reduced by approximately 2%, after which the Company would expect to return to its established long-term objectives for growth in same-center revenues of 7% to 9% and earnings per diluted share of 22% to 25%.

     Mr. McDonald concluded, "We believe that the national debate over rising healthcare costs only strengthens AmSurg's value proposition. We have developed a significant leadership position in the single-specialty surgery center market exactly because we not only provide a high quality, low-cost alternative to traditional venues for many surgical procedures, but also because our business model achieves this goal while increasing both physician and patient satisfaction. We are confident that we can leverage this successful model to produce additional profitable growth and increased shareholder value."


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AMSG Reports Second-Quarter Results
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July 22, 2003


     AmSurg Corp. will hold a conference call to discuss this release today at 4:15 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking Investor Relations or by going to www.streetevents.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on August 22, 2003.

     This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg's filings with the Securities and Exchange Commission, and, consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to enter into partnership or operating agreements for new practice-based ambulatory surgery centers; its ability to identify suitable acquisition candidates and negotiate and close acquisition transactions, including centers under letter of intent; its ability to obtain the necessary financing or capital on terms satisfactory to the Company to execute its expansion strategy; its ability to generate and manage growth; its ability to contract with managed care payers on terms satisfactory to the Company for its existing centers and its centers that are currently under development; its ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development; its ability to minimize start-up losses of its development centers; its ability to maintain favorable relations with its physician partners; changes in the medical staff at its centers; changes in the rate setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers by the Centers for Medicare and Medicaid Services; the risk of legislative or regulatory changes that would establish uniform rates for outpatient surgical services, regardless of setting; risks associated with the Company's status as a general partner of limited partnerships; the Company's ability to maintain its technological capabilities in compliance with regulatory requirements; risks associated with the valuation and tax deductibility of goodwill; the risk of legislative or regulatory changes that would prohibit physician ownership in ambulatory surgery centers; and the Company's ability to obtain the necessary financing to fund the purchase of its physician partners' minority interest in the event of a regulatory change that would require such a purchase. AmSurg disclaims any intent or obligation to update these forward-looking statements.

     AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At June 30, 2003, AmSurg owned a majority interest in 107 centers and had 12 centers under development.


Contact:
     Claire M. Gulmi
     Senior Vice President and
     Chief Financial Officer
     (615) 665-1283


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AmSurg Reports Second-Quarter Results
Page 4
July 22, 2003


                                  AMSURG CORP.
          UNAUDITED SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                       FOR THE THREE MONTHS            FOR THE SIX MONTHS
                                                                           ENDED JUNE 30,                 ENDED JUNE 30,
                                                                     -------------------------       -------------------------
STATEMENT OF EARNINGS DATA:                                            2003            2002            2003            2002
---------------------------                                          ---------       ---------       ---------       ---------

Revenues                                                             $  74,247       $  61,713       $ 145,307       $ 120,003

Operating expenses:
       Salaries and benefits                                            19,397          15,876          37,872          31,170
       Supply cost                                                       8,597           7,178          16,907          14,333
       Other operating expenses                                         15,359          13,552          30,460          26,295
       Depreciation and amortization                                     3,009           2,340           5,701           4,687
                                                                     ---------       ---------       ---------       ---------

               Total operating expenses                                 46,362          38,946          90,940          76,485
                                                                     ---------       ---------       ---------       ---------

               Operating income                                         27,885          22,767          54,367          43,518

Minority interest                                                       15,223          12,685          29,736          24,132
Interest expense, net                                                      433             269             732             619
                                                                     ---------       ---------       ---------       ---------

               Earnings before income taxes                             12,229           9,813          23,899          18,767
Income tax expense                                                       4,892           3,925           9,559           7,507
                                                                     ---------       ---------       ---------       ---------

               Net earnings                                          $   7,337       $   5,888       $  14,340       $  11,260
                                                                     =========       =========       =========       =========

Earnings per common share:
       Basic                                                         $    0.37       $    0.29       $    0.71       $    0.56
       Diluted                                                       $    0.36       $    0.28       $    0.70       $    0.55

Weighted average number of shares and
  share equivalents (000's):
       Basic                                                            19,848          20,375          20,202          20,258
       Diluted                                                          20,164          20,766          20,468          20,634

OPERATING DATA:

Centers in operation at end of period                                      107              97             107              97
Centers under development/not opened at end of period                       12               5              12               5
Development centers awaiting CON approval at end of period                  --               3              --               3
Centers under letter of intent                                               5               8               5               8
Average number of centers in operation                                     107              96             107              95
Average revenue per center                                           $     694       $     645       $   1,358       $   1,259
Same center revenues increase                                                6%             13%              7%             13%
Procedures performed during the period                                 135,280         115,890         265,164         224,442
Cash flows provided by operating activities                          $   9,424       $  10,619       $  20,015       $  20,553
Cash flows used by investing activities                              $  (4,748)      $ (18,083)      $ (17,166)      $ (20,540)
Cash flows provided (used) by financing activities                   $  (4,897)      $   8,117       $  (3,201)      $     687
Reconciliation of net earnings to EBITDA (1):
       Net earnings                                                  $   7,337       $   5,888       $  14,340       $  11,260
       Add:  income tax expense                                          4,892           3,925           9,559           7,507
       Add:  interest expense, net                                         433             269             732             619
       Add:  depreciation and amortization                               3,009           2,340           5,701           4,687
                                                                     ---------       ---------       ---------       ---------

               EBITDA                                                $  15,671       $  12,422       $  30,332       $  24,073
                                                                     =========       =========       =========       =========


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AmSurg Reports Second-Quarter Results
Page 5
July 22, 2003


                                  AMSURG CORP.
          UNAUDITED SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                                 (IN THOUSANDS)


                                      JUNE 30,         DECEMBER 31,
BALANCE SHEET DATA:                    2003               2002
-------------------                  --------          ------------

Cash and cash equivalents            $ 12,968            $ 13,320
Accounts receivable, net               32,179              29,597
Working capital                        41,762              37,414
Total assets                          314,404             299,814
Long-term debt                         45,445              27,884
Minority interest                      31,864              29,869
Shareholders' equity                  211,334             216,364


(1) EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA, as defined.


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